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Exhibit 14

SITEL CORPORATION
Code of Ethics
for CEO and Senior Financial Officers

        SITEL Corporation has a Code of Business Conduct that applies to all directors, officers and employees of the company and its subsidiaries. The professional and ethical conduct of SITEL's Chief Executive Officer and Senior Financial Officers (this refers to the Chief Financial Officer and Controller, or persons performing similar functions) is especially fundamental to SITEL's reputation and success. For this reason, the Chief Executive Officer and Senior Financial Officers are subject to the following additional specific policies:

        To the best of their knowledge and ability, the CEO and Senior Financial Officers shall:

  a.
  Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  b.
  Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that SITEL files with, or submits to, the Securities and Exchange Commission and in SITEL's other public communications;

  c.
  Comply with applicable governmental laws, rules and regulations;

  d.
  Promptly bring to the attention of the Audit Committee, the Chief Executive Officer, and the General Counsel any information he or she may have concerning any violation of this Code of Ethics;

  e.
  Proactively promote ethical and honest behavior by other SITEL employees involved in financial reporting; and

  f.
  Annually certify in writing his or her compliance during the prior year with this Code of Ethics.

        Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from SITEL and possible criminal prosecution. Any waiver of this Code of Ethics may be made only by the Board of Directors, and must be promptly disclosed to shareholders in accordance with SEC and NYSE requirements. The Board of Directors can foresee no circumstances under which it would grant such a waiver.

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  Exhibit 14